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Exhibit 3.28

GICHNER SYSTEMS GROUP, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

pursuant to Sections 242 and 245 of the Delaware General Corporation

        Gichner Systems Group, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1.     The name of the Corporation is Gichner Systems Group, Inc. and the name under which the Corporation was originally incorporated is GSC Acquisition Corporation.

          2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 20, 1988.

          3.     The original Certificate of Incorporation of the Corporation was amended and restated on January 24, 1996.

          4.     This Amended and Restated Certificate of Incorporation was authorized and adopted by the Board of Directors and the sole stockholder of the Corporation by unanimous written consent on December 14 , 1999 pursuant to Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

          5.     The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated and further amended to read in its entirety as follows:

FIRST:	The name of the Corporation is GICHNER SYSTEMS GROUP, INC.
SECOND:
The Corporation's registered office and place of business in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of Newcastle, Delaware 19805. The name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.
THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:	The total authorized capital stock of the corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.
FIFTH:
A. The liability of the corporation's directors to the Corporation or stockholders is and shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, Section 102(b)(7) thereof), as amended from time to time.

B. The corporation shall, to the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, section 145 thereof), as the same may be amended from time to time, indemnify and advance expenses to any director or officer whom it shall have power to indemnify from and against any nature, and the indemnification and right to advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
SIXTH:
The Corporation shall not, nor shall it cause or permit any subsidiary (whether existing now or in the future) to, (i) commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); (ii) consent to the commencement of an involuntary case concerning itself under the Bankruptcy Code; (iii) consent to the appointment of a custodian (as defined in the Bankruptcy code) for all or substantially all of its property; (iv) commence, or consent to the commencement of, any other proceeding under any reorganization, arrangement, adjustment, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to itself; (v) make a general assignment for the benefit of creditors; or (vi) amend its certificate of incorporation or other organizational documents to eliminate or modify the provisions set forth in this Section SIXTH (or any comparable provisions set forth in the organizational documents of any subsidiary) in any such case, without the express written consent of all of the stockholders of the Corporation.

        IN WITNESS WHEREOF, the Corporation has caused the undersigned officer of the corporation to sign this instrument this 14 day of December, 1999, and acknowledges, under penalty of perjury, the truth of the matters stated herein and that this Amended and Restated Certificate of Incorporation constitutes the act and deed of the corporation and of the undersigned officer.

GICHNER SYSTEMS GROUP, INC.
By:	/s/ Harry Armon
	Name:	Harry Armon
	Title:	President

 CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
GICHNER SYSTEMS GROUP, INC.

        Gichner Systems Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), originally incorporated on December 20, 1988,

        DOES HEREBY CERTIFY:

        FIRST:    That in lien of a meeting in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation have given written consent to a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

        RESOLVED, that the Certificate of Incorporation of Gichner Systems Group, Inc. be amended by amending and restating Article FIRST thereof in its entirety so that, as amended and restated, said Article shall be and read as follows:

          FIRST:    The name of the Corporation is Gichner Systems International, Inc.

          SECOND:    That in lieu of a meeting and vote of the holders of the Corporation's capital stock entitled to vote on such amendment, a majority of the holders of voting shares of the Corporation have given written consent to said amendment in accordance with the provisions of the Corporation's Certificate of Incorporation and Section 228 of the General Corporation Law of the State of Delaware. Written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

          THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242, 141 and 228 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, said Gichner Systems Group, Inc. has caused this Certificate to be signed by the undersigned this 22nd day of August, 2007.

GICHNER SYSTEMS GROUP, INC.
By:	Gichner Acquisition, inc.
Its:	Sole Stockholder
By:	/s/ Russell Greenberg Russell Greenberg
Its:	Vice President

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  Exhibit 3.28
GICHNER SYSTEMS GROUP, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF GICHNER SYSTEMS GROUP, INC.